                                                                     EXHIBIT 5.1
                                                                     -----------



                                  May 5, 1997


Hello Direct, Inc.
5893 Rue Ferrari
San Jose, California 95138


     RE:  REGISTRATION STATEMENT ON FORM S-8
          ----------------------------------

Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 5, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 580,000 shares of your Common Stock (the "Shares") which are to be issued pursuant to the 1995 Stock Plan (the "Plan") and the 1995 Employee Stock Purchase Plan (the "ESPP" and, collectively with the Plan, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans and pursuant to the agreements which accompany the Plans (the "Agreements").

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the Agreements, the Shares will be legally and validly issued, fully-paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                              Sincerely yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/ WILSON SONSINI GOODRICH & ROSATI